                                                                EXHIBIT 12.1

                                                      FIRST BANKS, INC.

                                            RATIO OF EARNINGS TO FIXED CHARGES

                                                AS OF OR FOR THE
                                                SIX MONTHS ENDED
                                                    JUNE 30,                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                              --------------------     -------------------------------------------------------
                                                2000        1999        1999        1998        1997        1996        1995
                                              --------     -------     -------     -------     -------     -------     -------
                                                                       (DOLLARS EXPRESSED IN THOUSANDS)

Income before provision for income taxes and
      minority interest in (income) loss
      of subsidiary . . . . . . . . . . . . . $ 47,943      35,605      72,151      54,474      50,380      27,837      34,156

Add back:
      Interest:
          With deposits . . . . . . . . . . .   88,058      77,116     158,701     162,179     148,831     141,670     144,945
          Without deposits  . . . . . . . . .    5,026       6,379      13,009      10,124      10,170      16,933      28,883
      Rent expense. . . . . . . . . . . . . .    4,900       3,300       7,400       5,300       5,000       4,200       3,200

Earnings base:
      With deposits . . . . . . . . . . . . .  140,901     116,021     238,252     221,953     204,211     173,707     182,301
      Without deposits. . . . . . . . . . . .   57,869      45,284      92,560      69,898      65,550      48,970      66,239

Fixed charges:
      Including interest on deposits. . . . .   92,958      80,416     166,101     167,479     153,831     145,870     148,145
      Excluding interest on deposits. . . . .    9,926       9,679      20,409      15,424      15,170      21,133      32,083

Ratio of earnings to fixed charges:
      Including interest on deposits. . . . .     1.52x       1.44x       1.43x       1.33x       1.33x       1.19x       1.23x
      Excluding interest on deposits. . . . .     5.83        4.68        4.54        4.53        4.32        2.32        2.06